Project Bluewater ADDITIONAL CLEANSING MATERIALS APRIL 2 0 1 6 | CONFIDENTIAL Exhibit 99.2

RBL Proposal ▪ During chapter 11, both the ~$99mm drawn amount at EPL and the ~$228mm of LCs issued at EGC will remain outstanding ▪ In connection with the Plan of Reorganization, the ~$99mm drawn amount at EPL will be converted into an exit term loan (the “Exit Facility”) with the following terms (among others): ▪ Maturity of 3.5 years ▪ No redeterminations of the borrowing base during the term of the facility ▪ No amortization of the $99mm drawn amount for 12 months from the effective date ▪ Thereafter, amortization at a rate of 7.5% per annum, paid quarterly ▪ No amortization will be required if LTM debt / EBITDA is 2.0x or less (where debt includes outstanding LCs) ▪ Financial covenants to include, among others, maximum debt / EBITDA ▪ Covenant holiday for 18 months from the effective date ▪ Thereafter, quarterly covenant tests of the following: 6.00x, 5.75x, 5.50x, 5.25x, 5.00x, 4.75x, 4.50x, 4.50x ▪ In connection with the Plan of Reorganization, the ~$228mm LC sub - facility will remain in place with a maturity of 3.5 years ▪ Existing letters of credit may be renewed or replaced (in each case, in an outstanding amount not to exceed the outstanding amount of the existing letters of credit). Availability under the Exit Facility shall be permanently reduced by one - half of the amount of any reduction resulting from replacement or cancellation of an outstanding letter of credit, and the Lenders will provide additional term loans having the same terms as the exit term loan in the amount of one - half of such reduction ▪ If additional liquidity is required to address Plan feasibility or post - effective date obligations, such liquidity must be in the form of equity or debt junior to the exit term loan Set forth below are the key business terms of a proposal made to the RBL Lenders on April 6, 2016 * CONFIDENTIAL – PRELIMINARY DRAFT – SUBJECT TO FURTHER REVIEW | 2 * The RBL Lenders have requested increased amortization and/or additional capital.